Exhibit 99.1

JOINT FILING AGREEMENT

AGREEMENT dated as of March 31, 2025, by and among Gesher Acquisition Sponsor II LLC, Gesher Management II, LLC, and Ezra Gardner (together, the “Parties”).

Each Party hereto represents to the other Party that it is eligible to use Schedule 13D to report its beneficial ownership of Class A ordinary shares, $0.0001 par value, of Gesher Acquisition Corp. II, as of March 24, 2025, relating to such beneficial ownership, being filed on behalf of each of them.

Each of the Parties agrees to be responsible for the timely filing of the Schedule 13D and any and all amendments thereto and for the completeness and accuracy of the information concerning itself contained in the Schedule 13D, and the other Party to the extent it knows or has reason to believe that any information about the other Party is inaccurate.

Date: March 31, 2025	Gesher Acquisition Sponsor II LLC

By: Gesher Management II, LLC

	By:	/s/ Ezra Gardner
		Name:	Ezra Gardner
		Title:	Ezra Gardner

Date: March 31, 2025	Gesher Management II, LLC

	By:	/s/ Ezra Gardner
		Name:	Ezra Gardner
		Title:	Managing Member

Date: March 31, 2025

	By:	/s/ Ezra Gardner
Ezra Gardner